EXHIBIT 11

                 ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                      Three Months Ended    Nine Months Ended
                                         September 30,        September 30,
                                      -----------------------------------------
(In thousands, except per share data)   1996      1995         1996      1995
                                        ----      ----         ----      ----

Net income (loss)                    $  2,068   $  (197)    $  1,388  $  (2,235)

Less preferred dividends to
  affiliates                             (380)      (79)      (1,141)      (237)
                                     ---------  --------    ---------  ---------

Net income (loss) available to
  common shareholders                $  1,688   $  (276)    $    247   $ (2,472)
                                     =========  ========    =========  =========

Weighted average common shares
  outstanding                          18,869    18,732       18,860     18,627
                                     =========  ========    =========  =========

Net income (loss) per common share   $   0.09   $ (0.01)    $   0.01   $  (0.13)
                                     =========  ========    =========  =========


     NOTE: Fully diluted earnings per common share are not presented because the effect of convertible subordinated notes and preferred stock is anti-dilutive.